Exhibit 99.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Fund Counsel, Independent Directors’ Counsel and Independent Registered Public Accounting Firm”, “Financial Information” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 59 to the Registration Statement (Form N-1A No. 033-66528) of Old Westbury Funds, Inc.

We also consent to the incorporation by reference therein of our report dated December 23, 2014, on the funds constituting Old Westbury Funds, Inc. included in the Annual Report for the fiscal year ended October 31, 2014.

 /s/ Ernst & Young LLP

 Ernst & Young LLP

New York, New York

April 2, 2015